Exhibit 10.4

RULES OF THE

PLUG POWER INC. 2021 STOCK OPTION AND INCENTIVE PLAN

FOR AWARDS GRANTED TO PARTICIPANTS IN FRANCE

I.GENERAL.

1.Introduction.

The Board of Directors (the “Board”) of Plug Power Inc. (the “Company”) has established the Plug Power Inc. 2021 Stock Option and Incentive Plan (the “U.S. Plan”) for the benefit of certain eligible persons, including employees of the Company and its Subsidiaries and Affiliates, including its Subsidiaries and Affiliates in France (each, a “French Entity”), of which the Company holds directly or indirectly at least ten percent (10%) of the share capital.

Sections 2(b)(vii) and 2(f) of the U.S. Plan specifically authorize the Board or the compensation committee of the Board or a similar committee performing the functions of the compensation committee (the “Administrator”) to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings and to establish subplans and modify exercise procedures and other terms and procedures, to the extent the Administrator determines such actions to be necessary or advisable. The Administrator has determined that it is appropriate and desirable to establish a sub-plan for the purposes of permitting stock options and restricted stock units granted to qualifying participants of a French Entity that qualify for special tax and social security treatment in France.  The Administrator, therefore, intends to establish a sub-plan to the U.S. Plan for the purpose of granting “Options” (as defined in Section I.2(d) below) that qualify for the special tax and social security treatment in France applicable to stock options granted under Sections L. 225-177 to L. 225-186 and Sections L. 22-10-56 to L. 22-10-58 of the French Commercial Code, as amended from time to time (“French-Qualified Options”), and “Restricted Stock Units” (as defined in Section I.2(e) below) that qualify for the special tax and social security treatment in France applicable to shares granted for no consideration under Sections L. 225-197-1 to L. 225-197-5 and Sections L. 22-10-59 and L. 22-10-60 of the French Commercial Code, as amended from time to time (such Restricted Stock Units referred to herein as “French-Qualified RSUs”), to qualifying participants of a French Entity who are resident in France for French tax purposes and/or subject to the French social security regime (the “French Participants”).

The terms of the U.S. Plan applicable to stock options and restricted stock units, as set out in Appendix 1 hereto, subject to the limitations set forth herein, shall constitute the Rules of the Plug Power Inc. 2021 Stock Option and Incentive Plan for Awards Granted to Participants in France (the “French Sub-Plan”).

Under the French Sub-Plan, qualifying participants selected at the Administrator’s discretion will be granted Options and Restricted Stock Units only as such terms are defined in Section I.2 hereunder.  The provisions of the U.S. Plan permitting the grant of Stock Appreciation Rights, Restricted Stock Awards, Unrestricted Stock Awards, Cash-Based Awards, and Dividend Equivalent Rights, or any combination of the foregoing and all other provisions related exclusively to these types of awards are not applicable to grants made under this French

Sub-Plan.  The Options and Restricted Stock Units granted under this French Sub-Plan will be granted solely with respect to common stock of the Company.

The provisions under Parts I and IV of this French Sub-Plan shall apply both to French-Qualified Options and to French-Qualified RSUs.  The provisions under Part II of this French Sub-Plan apply only to the grant of French-Qualified Options, and the provisions under Part III of this French Sub-Plan apply only to French-Qualified RSUs.

2.Definitions.  Capitalized terms not otherwise defined herein shall have the same meanings as set forth in the U.S. Plan.  The terms set out below will have the following meanings:

(a)For French-Qualified Options, the term “Closed Period” shall mean, with respect to shares of Stock that are listed on a regulated market, the specific period set forth in set forth in Section L. 22-10-56 of the French Commercial Code, as amended from time to time during which French-Qualified Options may not be granted, including: (i) ten (10) quotation days preceding and including the date on which the annual and intermediate consolidated financial statements are made public, or (ii) the period as from the date the corporate management of the Company possesses confidential information within the meaning of Article 7 of the Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse (Market Abuse Regulation) and cancelling the Directive 2003/6/UE and Directives 2003/124/CE Parliament and 2004/72/CE of the Commission), until the date on which this information is disclosed to the public, or (iii) twenty (20) quotation days following an ex-dividend date that offers the right to a dividend or capital increase.

For French-Qualified RSUs, the term “Closed Period” shall mean, with respect to shares of Stock that are listed on a regulated market, the specific period set forth in Section L. 22-10-59 of the French Commercial Code, as amended from time to time, during which the sale or transfer of shares of Stock acquired at vesting of French-Qualified RSUs cannot be sold or transferred, including: (i) the thirty (30) calendar day period before the announcement of an intermediate financial report or end-of-year report that the issuer is required to make public; and (ii) with respect to such persons, any period during which the chief executive officer (directeur général), any deputy chief executive officer (directeur général délégué), or any member of the board of directors (conseil d’administration), the supervisory board (conseil de surveillance) or the executive board (directoire) of the Company, or any employee possesses knowledge of inside information (within the meaning of Article 7 of the Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse (Market Abuse Regulation) and cancelling the Directive 2003/6/UE and Directives 2003/124/CE Parliament and 2004/72/CE of the Commission) which has not been disclosed to the public.

If French law or regulations are amended after adoption of this French Sub-Plan to modify the definition and/or applicability of the Closed Period to French-qualified Options and/or French-qualified RSUs, such amendment shall become applicable to any French-Qualified Options and French-Qualified RSUs granted under this French Sub-Plan, to the extent permitted or required by French law.

(b)The term “Disability” shall mean disability as determined in categories 2 and 3 under Section L. 341-4 of the French Social Security Code, as amended from time to time, and subject to the fulfillment of related conditions.

(c)The term “Grant Date” shall mean the date on which the Administrator both (i) designates the French Participants, and (ii) specifies the material terms and conditions of the French-Qualified Options or French-Qualified RSUs, including the number of shares of Stock subject to the French-Qualified Options or French-Qualified RSUs, the conditions for vesting of the French-Qualified Options or French-Qualified RSUs, the conditions for exercising the French-Qualified Options and any restrictions on the sale of the shares of Stock subject to the French-Qualified Options or French-Qualified RSUs.

(d)The term “Option” shall mean a Stock Option (as defined in the U.S. Plan) that includes both:

(i)purchase share options (rights to acquire shares of Stock repurchased by the Company prior to the date on which the Options become exercisable); and

(ii)subscription share options (rights to subscribe for newly-issued shares of Stock).

(e)The term “Restricted Stock Unit” shall mean a Restricted Stock Unit granted under the U.S. Plan, pursuant to which the Company will issue to the French Participant, after the vesting conditions for such Restricted Stock Units have been met, at no consideration, one share of Stock for each Restricted Stock Unit granted to the French Participant.  No French Participant will have any of the rights of a stockholder with respect to any shares of Stock until the Restricted Stock Units are settled and the shares of Stock are issued to the French Participant, in accordance with the provisions of the Restricted Stock Unit Award Agreement for Non-U.S. Grantees. Dividend and voting rights will not apply until the issuance of shares of Stock after vesting of the Restricted Stock Units.  French-Qualified RSU may not be settled in cash.

(f)The term “Vesting Date” shall mean the date on which the shares of Stock subject to the French-Qualified RSUs are issued to the French Participant or the date on which the French-Qualified Options become exercisable.

3.Eligibility to Participate.

(a)Subject to Section I.3(c) below, any individual who, on the Grant Date of the French-Qualified Option or the French-Qualified RSU, as applicable, and to the extent required under French law, is a current salaried employee employed under the terms and conditions of an employment contract (“contrat de travail”) by a French Entity or who is a corporate officer of a French Entity (subject to Section I.3(b) below) shall be eligible to receive, at the discretion of the Administrator, French-Qualified Options and/or French-Qualified RSUs under this French Sub-Plan, provided the French Participant also satisfies the eligibility conditions of Section 4 of the U.S. Plan.

(b)Neither French-Qualified Options nor French-Qualified RSUs may be issued to an officer of a French Entity, other than the managing corporate officers (“mandataires sociaux,” i.e., Président du Conseil d’Administration, Directeur Général, Directeur Général Délégué,

Membre du Directoire, Gérant de Sociétés par actions), unless the officer is effectively employed under the terms and conditions of an employment contract (“contrat de travail”) with a French Entity, as defined by French law.  The Administrator, in its discretion, may impose additional restrictions upon the exercise of the French-Qualified Options and upon the holding and sale of shares of Stock issued upon the vesting of the French-Qualified RSUs or the exercise of the French-Qualified Options granted to a French Participant who qualifies as a managing corporate officer of the Company as defined under French law (i.e., “mandataires sociaux” as set forth above).

(c)French-Qualified Options and French-Qualified RSUs may not be issued under the French Sub-Plan to French Participants who own more than ten percent (10%) of the Company’s share capital (as calculated pursuant to Section L. 225-197-1 of the French Commercial Code, as amended from time to time, for French-Qualified RSUs) or to individuals other than employees and corporate officers of a French Entity.  Grants of French-Qualified Options and French-Qualified RSUs under this French Sub-Plan may not result in any French Participant’s owning more than ten percent (10%) of the Company’s share capital (as calculated pursuant to Section L. 225-197-1 of the French Commercial Code, as amended from time to time, for French-Qualified RSUs).

(d)The aggregate number of French-Qualified RSUs shall not exceed fifteen percent (15%) of the Company’s share capital, or such other percentage as may be required by French law or regulations as amended after adoption of this French Sub-Plan. The aggregate number of French-Qualified Options granted shall not exceed one-third of the Company’s share capital, or such other percentage as may be required by French law or regulations as amended after adoption of this French Sub-Plan.

4.Delivery of Shares of Stock Only.  Only shares of Stock, and not the cash equivalent in lieu of such shares of Stock, may be delivered to any French Participant pursuant to the French-Qualified Options and French-Qualified RSUs granted under this French Sub-Plan.

5.Non-Transferability.  Except in the case of death, neither French-Qualified Options nor French-Qualified RSUs may be sold, assigned, transferred, pledged or otherwise encumbered to a party other than the French Participant to whom the Award is granted. The French-Qualified Options are exercisable only by the French Participant during the French Participant’s lifetime, subject to Sections II.3(c) and II.4 below. The shares of Stock underlying the French-Qualified RSUs shall be issued only to the French Participant during the French Participant’s lifetime, subject to Sections III.1(a) and III.3 below.

6.Disqualification of French-Qualified Options and French-Qualified RSUs.  If, following the grant, changes are made to the terms and conditions of the French-Qualified Options and/or French-Qualified RSUs due to any applicable legal requirements or a decision of the Company’s shareholders, the Board or the Committee, the Options, and/or Restricted Stock Units may no longer qualify as French-Qualified Options and French-Qualified RSUs.  If the Options, and/or Restricted Stock Units no longer qualify as French-Qualified Options and/or French-Qualified RSUs, the Administrator may determine, in its sole discretion, to lift, shorten or terminate certain restrictions applicable to the vesting or exercisability of the Options, the vesting of the Restricted Stock Units or to the sale of the shares of Stock underlying the Options, and/or Restricted Stock Units, which restrictions have been imposed under this French Sub-Plan or in the applicable award agreement delivered to the French Participant.

7.Employment Rights.  The adoption of this French Sub-Plan (a) shall not confer any employment rights upon the French Participants or any employees of a French Entity, and (b) shall not be construed as a part of any employment contracts that a French Entity has with its employees.

8.Amendments.  Subject to the terms of the U.S. Plan, the Administrator reserves the right to amend or terminate this French Sub-Plan at any time in accordance with applicable French law.

II.FRENCH-QUALIFIED OPTIONS.

1.Closed Period.  French-Qualified Options may not be granted during a Closed Period to the extent that such Closed Periods are applicable to French-Qualified Options granted by the Company.

2.Conditions of French-Qualified Options.

(a)The exercise price and number of underlying shares of Stock shall not be modified after the Grant Date, except as provided in Section II.5 of this French Sub-Plan, or as otherwise authorized by French law.  Any other modification permitted under the U.S. Plan may result in the Option no longer qualifying as a French-Qualified Option.

(b)The French-Qualified Options will vest and become exercisable pursuant to the terms and conditions set forth in the U.S. Plan, this French Sub-Plan, and the applicable award agreement delivered to each French Participant.

(c)The exercise price per share of Stock payable pursuant to French-Qualified Options granted under this French Sub-Plan shall be fixed by the Administrator on the Grant Date and shall be determined in accordance with the method for determining the exercise price set forth by the Administrator and Sections L. 225-177 to L. 225-186 of the French Commercial Code, as amended from time to time.

3.Exercise of French-Qualified Options.

(a)Exercisability.  When a French-Qualified Option is granted, the Administrator shall fix the period within which the Option vests and may be exercised and shall determine any conditions that must be satisfied before the Option may be exercised.  Specifically, the Administrator, in order to obtain the special tax and social security treatment pursuant to the relevant Section of the French Tax Code, as amended from time to time, or the relevant Section of the French Social Security Code, as amended from time to time, may provide for a holding period measured from the Grant Date for the vesting or exercise of a French-Qualified Option or for the sale of shares of Stock acquired pursuant to such exercise.  Such holding period for the vesting or exercise of a French-Qualified Option or the sale of shares of Stock, if any required, shall be set forth in the applicable award agreement.  The holding period restricting the sale of shares of Stock shall not exceed three (3) years from the exercise date of a French-Qualified Option.

(b)Payment of Exercise Price and Withholding.  Upon exercise of a French-Qualified Option, the full exercise price and any required withholding tax and/or social security contributions shall be paid by the French Participant as set forth in the applicable award agreement.  Under a “same day sale” program, the French Participant may give irrevocable instructions to a broker to sell the shares of Stock otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the aggregate exercise price.  No delivery of other shares of Stock already owned by the French Participant may be used to pay the exercise price.

(c)Death.  In the event of the death of a French Participant, the French Participant’s French-Qualified Options thereafter shall be immediately vested and exercisable in full under the conditions set forth by Section II.4 of this French Sub-Plan.

(d)Account for Shares of Stock.  The shares of Stock acquired upon exercise of a French-Qualified Option will be recorded in an account in the name of the French Participant with the Company or a broker or in such manner as the Company otherwise may determine in order to ensure compliance with applicable laws, including any requisite holding periods.

4.Death.  Upon the death of a French Participant during active employment, all French-Qualified Options shall become immediately vested and exercisable and may be exercised in full by the French Participant’s heirs or the legal representative of the French Participant’s estate for the six (6)-month period following the date of the French Participant’s death, unless vesting of such French-Qualified Options is subject to performance-vesting requirement or any objective vesting requirement that does not depend on the French Participant. In such case, the applicable award agreement delivered to the French Participant may provide that the underlying shares will not become transferable to the French Participant’s heirs unless and until such objective conditions are satisfied.  Upon the death of a French Participant after termination of active employment, the treatment of French-Qualified Options will be as set forth in the applicable award agreement and, to the extent vested at the time of the French Participant’s death, the French-Qualified Options may be exercised in full by the French Participant’s heirs or the legal representative of the French Participant’s estate for the six (6)-month period following the date of the French Participant’s death.  In any case, any French-Qualified Option that remains unexercised shall expire six (6) months after the French Participant’s date of death.  The six (6)-month exercise period shall apply without regard to the term of the French-Qualified Options as described in Section II.6 of this French Sub-Plan.

5.Adjustments and Change of Control.  Adjustments of the French-Qualified Options granted hereunder may be made to preclude the dilution or enlargement of benefits under the French-Qualified Options in the event of a transaction by the Company as set forth in Section L. 225-181 of the French Commercial Code, as amended from time to time, and in case of a repurchase of shares of Stock by the Company at a price higher than the share quotation price in the open market, and according to the provisions of Section L. 228-99 of the French Commercial Code, as amended from time to time, as well as according to specific decrees.  Should adjustments be made in the case of a transaction for which adjustments are not recognized under such French laws, the Options may no longer qualify as French-Qualified Options.

In the event of capitalization adjustments or adjustments upon a Sale Event as set forth in Sections 3(c) and (d) of the U.S. Plan, the Options may no longer qualify as French-Qualified Options unless the adjustments are recognized under applicable French legal and tax rules.  The Administrator, at its discretion, may make adjustments to the Options, notwithstanding that the adjustment is not recognized under French law; however, in such case, the Options may no longer qualify as French-Qualified Options. Finally, if the French-Qualified Options are assumed or substituted or if vesting or exercisability is accelerated due to a Sale Event, the Options may no longer be considered as French-Qualified Options.

6.Term of French-Qualified Options.  French-Qualified Options granted pursuant to this French Sub-Plan will expire no later than nine (9) years and six (6) months after the Grant Date, unless otherwise specified in the applicable award agreement.  The Option term will be extended only upon the death of a French Participant, but in no event will any French-Qualified Option be exercisable beyond six (6) months following the French Participant’s date of death.

7.Interpretation. The Options granted under this French Sub-Plan are intended to qualify for the special tax and social security treatment applicable to stock options granted under Sections L. 225-177 to L. 225-186 and Sections L. 22-10-56 to L. 22-10-58 of the French Commercial Code, as amended from time to time, and in accordance with the relevant provisions set forth by French tax law and the French tax administration, but the Company does not undertake to maintain this status.  The terms of this French Sub-Plan shall be interpreted accordingly and in accordance with the relevant provisions set forth by French tax and social security laws and relevant guidelines published by French tax and social security administrations and subject to the fulfillment of legal, tax, and reporting obligations, to the extent applicable.  In the event of any conflict between the provisions of this French Sub-Plan and the U.S. Plan, the provisions of this French Sub-Plan shall control for any grants of Options made hereunder to French Participants.

III.FRENCH-QUALIFIED RSUs.

1.Conditions of the French-Qualified RSUs.

(a)Vesting of French-Qualified RSUs.  French-Qualified RSUs shall not vest and the shares of Stock underlying the French-Qualified RSUs shall not be delivered to the French Participants prior to the expiration of the specific period calculated from the Grant Date as may be required to comply with the minimum mandatory vesting period applicable to French-Qualified RSUs under Section L. 225-197-1 of the French Commercial Code, as amended from time to time, or under the relevant sections of the French Tax Code or the French Social Security Code, as amended from time to time, to benefit from the special tax and social security treatment in France.  However, notwithstanding the vesting requirements described above, upon the death of a French Participant, all of the French Participant’s outstanding French-Qualified RSUs shall become transferable under the conditions set forth in Section III.3 of this French Sub-Plan.  In the event of Disability (as defined in this French Sub-Plan), the French Participant’s outstanding French-Qualified RSUs may become vested without regard to the minimum mandatory vesting period described above, if so determined by the Company and set forth in the applicable award agreement.

(b)Holding of Shares of Stock.  The sale or transfer of shares of Stock issued pursuant to the French-Qualified RSUs may not occur prior to the relevant anniversary of the Vesting Date specified by the Administrator as may be required to comply with the minimum mandatory holding period applicable to French-Qualified RSUs under Section L. 225-197-1 of the French Commercial Code, as amended from time to time, or the relevant sections of the French Tax Code or the French Social Security Code, as amended from time to time, to benefit from the special tax and social security regime, even if the French Participant is no longer an employee or corporate officer of a French Entity.  In addition, the shares of Stock issued pursuant to the French-Qualified RSUs may not be sold or transferred during a Closed Period, so long as those Closed Periods are applicable to shares of Stock underlying French-Qualified RSUs.

(c)French Participant’s Account.  Shares of Stock issued pursuant to the French-Qualified RSUs shall be recorded and held in an account in the name of the French Participant with the Company or a broker or in such other manner as the Company may determine in order to ensure compliance with applicable laws, including any required holding periods.

2.Adjustments and Change of Control.  In the event of capitalization adjustments or adjustments upon a Sale Event as set forth in Sections 3 (c) and (d) of the U.S. Plan, the Restricted Stock Units may no longer qualify as French-Qualified RSUs unless the adjustments are recognized under applicable French legal and tax rules.  The Administrator, at its discretion, may make adjustments to the Restricted Stock Units, notwithstanding that the adjustments are not recognized under French law, in which case the Restricted Stock Units may no longer qualify as French-Qualified RSUs.  Finally, if the French-Qualified RSUs are assumed or substituted or if vesting or the holding period is accelerated due to a Sale Event, the Restricted Stock Units may no longer be considered as French-Qualified RSUs.

3.Death and Disability.  Upon the death of a French Participant, any French-Qualified RSUs held by the French Participant at the time of death shall become immediately vested and the underlying Shares transferable to the French Participant’s heirs, unless vesting of such French-Qualified RSUs is also subject to performance-vesting conditions in which case the Restricted Stock Unit Agreement delivered to the French Participant may provide that the underlying Shares will not become vested and transferable to the French Participant’s heirs unless and until the performance vesting conditions are satisfied.  The Company shall issue the shares of Stock to the French Participant’s heirs, at their request, provided the heirs contact the Company and request such transfer of the shares within six (6) months following the death of the French Participant.  If the French Participant’s heirs do not request the issuance of the shares of Stock underlying the French-Qualified RSUs within six (6) months after the French Participant’s death, the French-Qualified RSUs will be forfeited.  The French participant’s heirs shall not be subject to the restrictions on the transfer of shares of Stock set forth in Section III.1(b) of this French Sub-Plan.  If a French Participant ceases to be employed by the Company or a French Entity by reason of the French Participant’s Disability (as defined in this French Sub-Plan), the French Participant shall not be subject to the restrictions on the transfer of shares of Stock set forth in Section III.1(b) of this French Sub-Plan.

4.Interpretation.  The Restricted Stock Units granted under this French Sub-Plan are intended to qualify for the special tax and social security treatment applicable to shares granted for no consideration under Sections L. 225-197-1 to L. 225-197-5 and Sections L. 22-10-59 and

L. 22-10-60 of the French Commercial Code, as amended from time to time, and in accordance with the relevant provisions set forth by French tax and social security laws, but the Company does not undertake to maintain this status.  The terms of this French Sub-Plan shall be interpreted accordingly and in accordance with the relevant provisions set forth by French tax and social security laws and relevant guidelines published by French tax and social security administrations and subject to the fulfilment of certain legal, tax, and reporting obligations, to the extent applicable.  In the event of any conflict between the provisions of this French Sub-Plan and the U.S. Plan, the provisions of this French Sub-Plan shall control for any grants of Restricted Stock Units made hereunder to French Participants.

IV.ADOPTION

The French Sub-Plan was adopted by the Board on August 7, 2024 and became effective as of that date.